UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 1, 2016

MATCH GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware	001-37636	26-4278917
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8300 Douglas Avenue, Suite 800, Dallas, TX	75225
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (214) 576-9352

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

Indenture

On June 1, 2016, Match Group, Inc. (the “Company”) entered into an indenture, between the Company and Computershare Trust Company, N.A., as trustee (the “Indenture”), in connection with the issuance of $400 million aggregate principal amount of 6.375% senior notes due 2024 (the “Notes”) by way of a private offering of the Notes by the Company.

The information set forth under Item 2.03 is incorporated herein by reference.

Registration Rights Agreement

On June 1, 2016, in connection with the issuance of the Notes, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with J.P. Morgan Securities LLC, obligating the Company to file a registration statement with the Securities and Exchange Commission with respect to a registered offer to exchange the Notes for registered notes having substantially the same terms as the Notes (except that the registered notes will not be subject to additional interest provisions or restrictions on ownership or transfer) or, if necessary, file a shelf registration statement with respect to resales of the Notes. The Company will use commercially reasonable efforts to cause the exchanges to be completed within 360 days after the issuance of the Notes. Holders of the Notes will be entitled to the payment of additional interest if the Company does not comply with these obligations within that time period.

The above descriptions of the Indenture and the Registration Rights Agreement are qualified in their entirety by reference to the full text of such agreements, which are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Issuance of Notes

On June 1, 2016, the Company issued $400 million in aggregate principal amount of Notes.  The proceeds from the issuance of the Notes were used repay a portion of the $790 million aggregate principal amount of term loans outstanding under the credit agreement dated as of October 7, 2015, as amended and restated on November 16, 2015, among the Company, as borrower, the lenders party thereto, J.P. Morgan Chase Bank, N.A., as administrative agent and the other parties thereto (the “Credit Agreement”).

The Notes accrue interest at a rate of 6.375% per year from the date of issuance, until maturity or earlier redemption. Interest on the Notes is payable on June 1 and December 1 of each year, commencing on December 1, 2016. The Notes mature on June 1, 2024.

At any time prior to June 1, 2019, the Company has the option to redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest, if any, to the date of redemption and a “make-whole premium.”  The Notes are redeemable at the Company’s option, in whole or in part, at any time on or after June 1, 2019, at specified redemption prices, together with accrued and unpaid interest, if any, to the date of redemption.  At any time prior to June 1, 2019, the Company may redeem up to 40% of the aggregate principal amount of the Notes with the proceeds of certain equity offerings at a redemption price of 106.375% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date of redemption. Under the terms of the Notes, specific kinds of changes of control triggering events will require the Company to make an offer to purchase the Notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date.

The Notes are unsecured unsubordinated obligations of the Company, rank equally in right of payment with all of the Company’s existing and future unsecured and unsubordinated debt and are structurally subordinated to the debt of the Company’s subsidiaries.  The Notes are effectively subordinated to the Company’s secured debt, including debt under the Credit Agreement.

The Indenture contains certain covenants that restrict the ability of the Company and its restricted subsidiaries to, among other things: (i) create liens on certain assets; (ii) incur additional debt; (iii) make certain investments and acquisitions; (iv) consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets; (v) sell certain assets; (vi) pay dividends on or make distributions in respect of the Company’s capital stock or make restricted payments; (vii) enter into certain transactions with affiliates and (viii) place restrictions on distributions from subsidiaries.  At any time when the Notes are rated investment grade by both Moody’s and Standard & Poor’s and no default or event of default has occurred and is continuing under the Indenture, the Company and its subsidiaries will not be subject to many of the foregoing covenants.

If an event of default (as defined in the Indenture) occurs and is continuing (other than specified events of bankruptcy or insolvency with respect to the Company or a significant subsidiary), the trustee under the Indenture or the holders of at least 25% in principal amount of the outstanding Notes have the ability to declare all the outstanding Notes to be due and payable immediately. If an event of default relating to specified events of bankruptcy or insolvency with respect to the Company occurs, all of the outstanding Notes become immediately due and payable without any declaration or other act on the part of the trustee under the Indenture or any holders of the Notes.

Item 9.01.             Financial Statements and Exhibits.

(d) Exhibits to this Form 8-K

Exhibit No.	Description

4.1	Indenture, dated as of June 1, 2016, among Match Group, Inc. and Computershare Trust Company, N.A., as trustee.

4.2	Registration Rights Agreement, dated as of June 1, 2016, between Match Group, Inc. and J.P. Morgan Securities LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATCH GROUP, INC.

	By:	/s/ GARY SWIDLER
	Name:	Gary Swidler
	Title:	Chief Financial Officer

Date: June 1, 2016

Exhibit Index

Exhibit No.	Description

4.1	Indenture, dated as of June 1, 2016, among Match Group, Inc. and Computershare Trust Company, N.A., as trustee.

4.2	Registration Rights Agreement, dated as of June 1, 2016, between Match Group, Inc. and J.P. Morgan Securities LLC.